Exhibit 5.2

R U S S I A N     F E D E R A T I O N

M O S C O W     R E G I O N A L     B A R     A S S O C I A T I O N

BRANCH #22

Igor M. Khrapov

Attorney at law

Registration # 50/3078

109451 Moscow, Bratislavskaya St., 21 bldg. 1

tel. +7 (495) 346-8901 e-mail: advocatkhrapov@gmail.com

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LEGAL OPINION

The present legal opinion of the attorney at law Igor Khrapov associated with legal qualifications relations over the activities of foreign companies in the Russian Federation. Pays attention to the facts of the case presented by the Customer relating to the business prospects of the Russian Federation in cooperation with foreign partners.

Customer:

Vista Holding Group, Corp.

Runovsky per., 11/13 str. 2, kv. 36

Moscow, Russia 115184

Tatiana Mironenko   President

Request date March 26, 2013

Answer date March 28, 2013

Attorney at law received the following materials:

- a copy of the email to the customer.

- extracts from the draft business plan on the anticipated activities of the foreign company in the Russian Federation.

The questions posed by the Customer to the attorney at law:

1) Under what conditions, a foreign company can conduct legitimate activities in the Russian Federation.

2) Is there a legitimate reason to open and use the account in the Russian banks without opening permanent representative offices are a branch in Russia.

While responding to the first question of the legal opinion attorney at law guided by the following legislation of the Russian Federation:

1) Civil Code of the Russian Federation.

2) The Russian Federation Law "On Foreign Investments in the Russian Federation."

3) The law of the Russian Federation "On State Registration of Legal Entities and Individual Entrepreneurs".

In Russia for foreign companies, including a company registered in the United States, may take the following forms:

1)  Without a permanent establishment (Representative office are a branch) in the Russian Federation.

2) With a permanent establishment in the Russian Federation.

Permanent establishment may be in the form of:

- Representative office

- Branch

- Subsidiary

For foreign companies without a permanent establishment (without accreditation in Russian Federation).

If a foreign company in Russia there is no need to rent a working office, warehouse or industrial premises, staff do not need to be paid the official salary and the company has no plans to work directly with clients and customers, the foreign company has a right to work in Russia without a permanent establishment.

For example, the provision of advisory services, foreign company can take the employees under labor contract for work outside the office and pay their salaries. In this case, contracts with customers will be processed directly by a foreign company from abroad.

Also, a foreign company can  conduct business  without registration with the tax authorities of Russia, if it does not do business on a permanent (regular) basis, and conducts one-time deal or carrying out work (example - marketing, research) activities.

However, a foreign company operating in Russia on business for more than 30 days (consecutive or cumulative) must register with the Russian tax authorities and obtain a "Certificate of Registration of a foreign organization with the tax authorities" (foreign company code).

For a foreign company that does not want to operate in Russia through a permanent establishment, the alternative is to sign an agreement on cooperation with the Russian company. Such activities will not lead to a permanent establishment (Representative office are a branch).

The work of a foreign company through a permanent establishment

(representative office, branch, subsidiary)

Representation of a foreign company (Representative office):

Foreign company can do business in Russia through a representative office. Representative office of a foreign company is not an independent legal entity, it represents the interests of foreign companies in Russia. Head of representation is appointed by  the foreign company and acts based on power of attorney.

Accreditation of the  Representative office of a foreign company is usually performed for a period of one to three years.

This organizational form, as a representative office, is ideally suited to those foreign companies that do not intend to immediately invest large sums in the Russian market, the one who first wants to assess the market potential. The head of the representative office have the opportunity to conduct market research, find partners and sign contracts with them to organize a network of dealers.

In accordance with Russian legislation, a representative office has no right to engage in commercial activities.

Activities, which have a representative office the legal right to conduct :

advertising products,

advertising services of foreign companies

representative functions.

The main tasks of the representative office:

  business development, to represent and protect the interests of a foreign company.

The representation is not right to do commercial activities

Representative office must have:

- Current account, which is used to pay expenses related to the activities of the representative office;

- A seal that is registered in the register of seals;

- "Article of representation office" - a document required of a representative office. Article of a representation office analog  of the Article of incorporation.

Branch of a foreign company (Branch):

Foreign company can do business in Russia through a branch.

The branch is different from a representative office in that it has the legal right to conduct business (commercial) activity.

Branch of a foreign company is not a separate legal entity. But as a branch and a representative office does not become a resident of Russia. Branch of a foreign company can be accredited for a period of one to five years.

Branch Manager is appointed by the foreign company and operates under the power of attorney.

Branch of a foreign company is a subsidiary of a foreign company, which performs all or part of its functions.

Branches must be accredited by the State Registration Chamber of the Ministry of Justice of the Russian Federation.

Branch must have:

- A bank account;

- A seal that is registered in the register of seals;

- "Article of the branch".

Subsidiary company (Subsidiary)

This is a legally independent company, separate from the main (parent) company or incorporate them by transferring the property of the foreign company.

Subsidiary - a company with full rights in the share capital is owned by a large proportion of the foreign company.

In contrast to the representative offices and branches, a subsidiary company is a resident of the Russian Federation and is created for a period which is not limited. Most often, these firms are in the manufacturing sector, but there are times, as in the area of trade opening subsidiaries.

Subsidiary must have:

- round seal, which must be in the registry of seals;

- bank account;

- Articles of Incorporation;

- memorandum , or, if a participant in the singular - a decision on the establishment of a subsidiary.

Conclusion:

Thus, the choice of the legal form and organization of the foreign company in Russia is limited to the above forms of business organization.

In preparation to the second question of the legal opinion:

"Is there a legitimate reason to open and use the account in the Russian banks without opening permanent representative offices are a branch in Russia", the attorney at law guided by the following legislative acts of the Russian Federation:

1) The Tax Code of the Russian Federation.

2) The Russian Federation Law "On Currency Regulation and Currency Control".

3) Order of the Federal Tax Service № AP-3-06/124 from 07.04.2000, "Regulations of the features of the account with the tax authorities of foreign companies".

4) Order of the Russian Ministry of Taxation number BG-3-09/426 from 28.07.2003, "On registration of foreign entities in the tax authorities".

5) The Instructions of the Central Bank of the Russian Federation № 28-I  dated 14.09.2006  "On the opening and closing of bank accounts".

Foreign organizations not in Russia branches and representative offices, authorized to open accounts in Russian banks in rubles and foreign currency. The number of accounts that a single foreign entity can have in various Russian banks, Russian law does not limit.

Foreign companies wishing to open an account in a Russian bank, and have no intention of opening a representative office or a branch of Russia, must pre-register with the tax authorities. The fact of registration with the tax authorities of supporting evidence with the code of the foreign organization (foreign company code). Foreign companies are entitled without restriction to transfer foreign currency and the currency of the Russian Federation on their accounts outside the Russian Federation.

A foreign company that does not have a permanent establishment in Russia can open an account in a Russian bank. However, the bank will open an account of a company only if the foreign company will give the bank a "Certificate of Registration in the Russian tax authorities." Without a "Certificate of Registration of a foreign organization with the tax authorities" (foreign company code), the Russian bank will refuse to open a bank account of a foreign company.

The present legal opinion given to the customer for further independent use of information contained therein legislative.

The legal opinion prepared by attorney at law Igor Khrapov, a member of the Moscow Regional Bar since January 12, 2000, registration number 50/3078.

Russian Federation Moscow Regional BAR Association IGOR M. KHRAPOV Attorney at Law Registration # 50/3078